EXHIBIT 99.1

Oil States Announces Third Quarter Earnings of $1.67 Per Share

HOUSTON, Nov. 3, 2011 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended September 30, 2011 of $91.9 million, or $1.67 per diluted share, compared to $46.3 million, or $0.88 per diluted share, in the third quarter of 2010.

The Company generated revenues of $902.6 million and EBITDA of $191.9 million during the quarter compared to revenues of $588.3 million and EBITDA of $100.8 million in the third quarter of 2010 (EBITDA defined as net income plus interest, taxes, depreciation and amortization).(A) The 53% increase in revenues and the 90% increase in EBITDA were primarily due to improved earnings from each of the Company's business segments and earnings from the acquisitions closed in the fourth quarter of 2010 which contributed approximately $70 million of revenues and $38 million of EBITDA. Consolidated operating income more than doubled to $144.5 million in the current quarter, up from $70.4 million in the third quarter of 2010, and our gross margins improved to 26% in the third quarter of 2011 from 24% a year ago.

"Despite the recent turmoil in the equity markets which impacted our stock price, activity across all of our business lines remained strong in the third quarter," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Current commodity prices, particularly oil and met coal, are conducive to continued customer spending for our accommodations, offshore products and North American completion businesses. Our offshore products segment generated good order flow and maintained a strong backlog. We anticipate global deepwater spending to continue with particular opportunities coming from Brazil, West Africa, South East Asia and Australia over the next twelve months."

The Company recognized an effective tax rate of 28.4% in the third quarter of 2011 compared to 30.7% in the third quarter of 2010. The lower effective tax rate in the third quarter of 2011 was primarily due to the mix of foreign and U.S. sourced income. The Company invested $140.9 million in capital expenditures during the third quarter of 2011 primarily related to the ongoing expansion of its accommodations business and additional rental equipment deployed to service the active U.S. shale plays. The Company currently expects to spend a total of $635 million in capital expenditures during 2011. Of the total, approximately 75% will be spent in the accommodations segment, the majority of which are supported by customer contract commitments.

For the first nine months of 2011, the Company reported revenues of $2.5 billion, EBITDA of $492.4 million and net income of $228.2 million, or $4.15 per diluted share. For the first nine months of 2010, the Company reported revenues of $1.7 billion, EBITDA of $280.3 million and net income of $124.1 million, or $2.37 per diluted share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the third quarter of 2011 to the results from the third quarter of 2010.)

Accommodations

Accommodations generated revenues of $227.8 million and EBITDA of $99.5 million for the third quarter of 2011 compared to revenues and EBITDA of $127.7 million and $49.1 million, respectively, in the third quarter of 2010. Accommodations revenues increased 78% and EBITDA increased 103% year-over-year primarily due to contributions from The MAC and Mountain West acquisitions which closed during the fourth quarter of 2010 in addition to the 32% increase in average available rooms and higher RevPAR year-over-year at the Company's oil sands lodges.

Well Site Services

Well site services generated revenues of $172.8 million and EBITDA of $56.4 million in the third quarter of 2011 compared to revenues and EBITDA of $125.7 million and $30.6 million, respectively, in the third quarter of 2010.  Revenues increased 37% and EBITDA increased 85% year-over-year primarily due to higher revenues and margins in the rental tools business and stronger land drilling utilization and margins. Revenues and EBITDA from the rental tools business improved 38% and 78% year-over-year, respectively, due to service intensity driven by increases in drilling and completion activity, which was particularly strong in the Bakken, Eagle Ford, Marcellus and the Permian Basin regions. Service tickets and revenue per ticket both increased 18% year-over-year, favoring our higher specification and proprietary equipment. Drilling services revenues and EBITDA improved 34% and 109%, respectively, year-over-year. Utilization increased to 88% in the third quarter of 2011 from 73% in the third quarter of 2010. Dayrates and cash margins also improved year-over-year.

Offshore Products

Offshore products generated revenues and EBITDA of $139.5 million and $27.9 million, respectively, in the third quarter of 2011 compared to $102.4 million of revenues and $17.3 million in EBITDA in the third quarter of 2010.  Revenues and EBITDA increased 36% and 61% year-over-year, respectively, primarily due to higher revenues from production equipment and connector products sales coupled with good project execution and contributions from the Acute acquisition which closed during the fourth quarter of 2010. Absent the impact of foreign currency reductions created by the strengthening U.S. dollar during the quarter, backlog was essentially flat sequentially with $513.9 million reported at September 30, 2011 compared to $518.6 million reported at June 30, 2011.

Tubular Services

Tubular services generated revenues of $362.5 million and EBITDA of $18.8 million during the third quarter of 2011 compared to revenues of $232.5 million and EBITDA of $12.4 million in the third quarter of 2010. Revenues and EBITDA improved 56% and 52% year-over-year, respectively, primarily due to the 54% year-over-year increase in OCTG shipments, exceeding the 20% year-over-year increase in U.S. drilling activity. Gross margin as a percent of revenues in the third quarter of 2011 decreased to 6.3% from 6.9% in the third quarter of 2010 primarily due to product mix. The Company's OCTG inventory was modestly lower sequentially at $375.1 million as of September 30, 2011.

During the third quarter of 2011, the Company repurchased 209,300 shares of its common stock at an average price of $60.35 for a total cost of $12.6 million. As of September 30, 2011 the Company had $87.4 million available under its authorized share repurchase program which expires on September 1, 2012.

Oil States International, Inc. is a diversified oilfield services company with recently added exposure to the mining industry through The MAC acquisition. Oil States is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2010 filed by Oil States with the SEC on February 22, 2011 and the "Risk Factors" section of the Form 10-Q for the three months ended June 30, 2011 filed by Oil States with the SEC on August 2, 2011.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2011	2010	2011	2010

Revenues	$902,621	$588,347	$2,483,379	$1,715,225

Costs and expenses:
Cost of sales and services	665,855	448,602	1,857,031	1,324,594
Selling, general and administrative expenses	45,430	37,142	131,902	109,479
Depreciation and amortization expense	46,929	30,410	137,318	92,088
Other operating (income) expense	(57)	1,803	2,724	1,116
	758,157	517,957	2,128,975	1,527,277
Operating income	144,464	70,390	354,404	187,948

Interest expense, net of capitalized interest	(16,760)	(3,534)	(39,541)	(10,505)
Interest income	174	134	1,422	316
Equity in earnings (loss) of unconsolidated affiliates	(204)	80	(151)	144
Other income	885	17	1,515	587
Income before income taxes	128,559	67,087	317,649	178,490
Income tax expense	(36,487)	(20,609)	(88,757)	(53,988)
Net income	92,072	46,478	228,892	124,502
Less: Net income attributable to noncontrolling interest	221	132	721	436
Net income attributable to Oil States International, Inc.	$91,851	$46,346	$228,171	$124,066

Net income per share attributable to Oil States International, Inc. common stockholders
Basic	$1.79	$0.92	$4.46	$2.48
Diluted	$1.67	$0.88	$4.15	$2.37

Weighted average number of common shares outstanding:
Basic	51,264	50,282	51,144	50,108
Diluted	54,960	52,538	55,028	52,304

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS	September 30, 2011	December 31, 2010
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$118,851	$96,350
Accounts receivable, net	579,449	478,739
Inventories, net	602,830	501,435
Prepaid expenses and other current assets	27,714	23,480
Total current assets	1,328,844	1,100,004

Property, plant, and equipment, net	1,455,807	1,252,657
Goodwill, net	465,624	475,222
Other intangible assets, net	125,164	139,421
Other noncurrent assets	61,573	48,695
Total assets	$3,437,012	$3,015,999

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$329,903	$304,739
Income taxes	6,883	4,604
Current portion of long-term debt and capitalized leases (B)	197,522	181,175
Deferred revenue	67,607	60,847
Other current liabilities	5,694	2,810
Total current liabilities	607,609	554,175

Long-term debt and capitalized leases (C)	900,476	731,732
Deferred income taxes	98,688	81,198
Other noncurrent liabilities	19,490	19,961
Total liabilities	1,626,263	1,387,066

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock	547	541
Additional paid-in capital	538,783	508,429
Retained earnings	1,356,304	1,128,133
Accumulated other comprehensive income	23,179	84,549
Treasury stock	(108,917)	(93,746)
Total Oil States International, Inc. stockholders' equity	1,809,896	1,627,906
Noncontrolling interest	853	1,027
Total stockholders' equity	1,810,749	1,628,933
Total liabilities and stockholders' equity	$3,437,012	$3,015,999

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2011	2010

Cash flows from operating activities:
Net income	$228,892	$124,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	137,318	92,088
Deferred income tax provision	16,281	920
Excess tax benefits from share-based payment arrangements	(7,966)	(2,126)
Non-cash compensation charge	10,829	9,687
Accretion of debt discount	5,787	5,388
Amortization of deferred financing costs	4,699	790
Other, net	(1,666)	(1,667)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	(109,415)	10,912
Inventories	(104,421)	(81,146)
Accounts payable and accrued liabilities	28,137	28,513
Taxes payable	11,343	(10,922)
Other current assets and liabilities, net	3,256	(23,554)
Net cash flows provided by operating activities	223,074	153,385

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(212)	--
Capital expenditures, including capitalized interest	(371,165)	(120,952)
Other, net	(823)	1,925
Net cash flows used in investing activities	(372,200)	(119,027)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	(395,908)	--
6 ½% senior notes issued	600,000	--
Term loan repayments	(11,246)	--
Debt and capital lease repayments	(966)	(357)
Issuance of common stock from share-based payment arrangements	11,559	14,165
Purchase of treasury stock	(12,632)	--
Excess tax benefits from share-based payment arrangements	7,966	2,126
Payment of financing costs	(13,152)	--
Other, net	(2,551)	(1,406)
Net cash flows provided by financing activities	183,070	14,528

Effect of exchange rate changes on cash	(11,325)	(143)
Net increase in cash and cash equivalents from continuing operations	22,619	48,743
Net cash used in discontinued operations – operating activities	(118)	(105)
Cash and cash equivalents, beginning of period	96,350	89,742
Cash and cash equivalents, end of period	$118,851	$ 138,380

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues
Rental tools	$127,217	$91,856	$347,406	$238,477
Drilling services	45,550	33,869	119,653	98,408

Well site services	172,767	125,725	467,059	336,885
Accommodations	227,783	127,719	627,824	395,208
Offshore products	139,525	102,376	399,709	311,375
Tubular services	362,546	232,527	988,787	671,757
Total revenues	$902,621	$588,347	$2,483,379	$1,715,225

EBITDA (A)
Rental tools	$43,297	$24,285	$112,878	$59,976
Drilling services	13,145	6,284	31,742	16,823

Well site services	56,442	30,569	144,620	76,799
Accommodations	99,461	49,107	258,641	148,433
Offshore products	27,875	17,286	69,871	51,636
Tubular services	18,838	12,424	50,011	28,776
Corporate and eliminations	(10,763)	(8,621)	(30,778)	(25,313)
Total EBITDA	$191,853	$100,765	$492,365	$280,331

Operating income / (loss)
Rental tools	$32,939	$14,446	$82,432	$29,219
Drilling services	7,973	487	16,578	(2,565)

Well site services	40,912	14,933	99,010	26,654
Accommodations	71,727	37,679	178,451	116,347
Offshore products	24,854	14,570	60,374	43,278
Tubular services	17,934	12,003	47,936	27,514
Corporate and eliminations	(10,963)	(8,795)	(31,367)	(25,845)
Total operating income	$144,464	$70,390	$354,404	$187,948

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended September 30,
	2011	2010

Supplemental operating data

Lodge/village revenues ($ in thousands)	$162,359	$75,322
Other accommodations revenues ($ in thousands)	65,424	52,397
Total accommodations revenues ($ in thousands)	$227,783	$127,719

Average available lodge/village rooms	15,931	7,253
Lodge/village revenues per available room	$111	$113

Offshore products backlog ($ in millions)	$513.9	$264.4

Rental tool job tickets	12,777	10,705
Average revenue per ticket ($ in thousands)	$10.0	$8.6

Tubular services operating data
Shipments (tons in thousands)	182.3	118.5
Quarter end inventory ($ in thousands)	$375,114	$340,965

Land drilling operating statistics
Average rigs available	34	36
Utilization	88.4%	72.9%
Implied day rate ($ in thousands per day)	$16.5	$14.0
Implied daily cash margin ($ in thousands per day)	$5.0	$3.0

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income / (loss)	$91,851	$46,346	$228,171	$124,066
Income tax provision	36,487	20,609	88,757	53,988
Depreciation and amortization	46,929	30,410	137,318	92,088
Interest income	(174)	(134)	(1,422)	(316)
Interest expense	16,760	3,534	39,541	10,505
EBITDA	$191,853	$100,765	$492,365	$280,331

(B) As of September 30, 2011 and December 31, 2010, the Company's 2 3/8% Contingent Convertible Senior Notes, net of unamortized discount, were classified as a current liability because certain contingent conversion thresholds based on the Company's stock price were met at that date.
(C) As of September 30, 2011, the Company had approximately $845.5 million available under its credit facilities.
CONTACT: Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582